Exhibit 10.30

AMENDMENT NUMBER ONE

TO THE UNIVERSAL COMPRESSION, INC.

EMPLOYEES’ SUPPLEMENTAL SAVINGS PLAN

(As Revised and Restated Effective January 1, 2005)

WHEREAS, Universal Compression, Inc. (the “Company”) maintains the Universal Compression, Inc. Employees’ Supplemental Savings Plan, effective as revised and restated January 1, 2005 (the “Plan”);

WHEREAS, Section 11.1 of the Plan reserves to the Company the right to amend the Plan by action of its Board of Directors (the “Board”); and

WHEREAS, the Board has approved the amendment to the Plan to conform the Plan to changes made to the Savings Plan maintained by the Company and to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the accompanying Treasury Regulations;

NOW, THEREFORE, the Plan is hereby amended as follows effective as of the dates hereinafter specified:

1.             Section 3.3(a) of the Plan is hereby amended to read as follows, effective January 1, 2006:

(a)           Each Eligible Employee desiring to participate in the Plan shall execute a Supplemental Salary Deferral Agreement prior to the beginning of the Plan Year to which the agreement relates (except that, with respect to the first year an employee of the Company becomes an Eligible Employee, he may execute a Supplemental Salary Deferral Agreement not later than thirty (30) days after becoming an Eligible Employee; in such case, the Supplemental Salary Deferral Agreement shall only apply to Compensation for services performed subsequent to execution of such agreement).  Notwithstanding the foregoing provisions of this Section 3.3(a), a separate Supplemental Salary Deferral Agreement may be executed not later the date specified by the Committee, which shall not be later than 6 months before the end of the performance period with respect to performance-based compensation (within the meaning of Section 409A of the Code) which is based on a performance period of at least 12 months.

2.             Section 3.3(c) of the Plan is hereby amended to read as follows, effective January 1, 2006:

(c)           Each Eligible Employee executing a Supplemental Salary Deferral Agreement may elect, but shall not be required to elect, to defer an additional amount of his Compensation equal to the portion of such Participant’s deferral under the Savings Plan, plus any earnings on such deferral, that is returned to the Participant pursuant to Section 401(k)(8) of the Code.

3.             Section 3.3(d) of the Plan is hereby amended to read as follows, effective January 1, 2006:

(d)           Each Eligible Employee executing a Supplemental Salary Deferral Agreement may elect, but shall not be required to elect, to defer an additional amount of his Compensation equal to the portion of such Participant’s Matching 401(k) Contribution, plus any earnings thereon, that is distributed to such Participant as a result of Sections 401(k)(8) or 401(m) of the Code.

4.             Section 3.3(g) of the Plan is hereby amended to read as follows, effective January 1, 2006:

(g)           Each Eligible Employee executing a Supplemental Salary Deferral Agreement may also elect, but shall not be required to elect, to specify the manner in which such Participant shall receive distributions of amounts credited to the Participant’s Account attributable to the amounts deferred pursuant to such Supplemental Salary Deferral Agreement, which election shall be either as a single lump-sum cash distribution or in installments; provided, however, that such Participant shall receive a distribution in the form of Universal Compression Holdings, Inc. common stock (“Company Stock”), with respect to post-August 31, 2002 Matching Contributions that are deemed invested in such stock as of the Distribution Date.

5.             Section 3.3(h) of the Plan is hereby amended to read as follows, effective December 1, 2005:

(h)           Once executed and delivered to the Compensation Committee, the deferrals and elections set forth in the Supplemental Salary Deferral Agreement are irrevocable for the Plan Year to which they relate and cannot be changed or modified; provided, however, that a Supplemental Salary Deferral Agreement shall be automatically revoked as of any date on which its implementation would prevent the Savings Plan from complying with the requirements of Section 409A of the Code.  Notwithstanding the foregoing sentence,  in accordance with the special transition rules established by the Internal Revenue Service in Notice 2005-1, Q&A 20 and by the U. S. Department of the Treasury in Section F of the Preamble to the regulations promulgated pursuant to Section 409A of the Code, a Participant may cancel a deferral election made in a 2005 Supplemental Salary Deferral Agreement with respect to the Annual Bonus attributable to the fiscal period ending March 31, 2006, as long as the Participant takes such action in a written form acceptable to the Committee on or before December 31, 2005.  If the Participant cancels such deferral election, then the Annual Bonus will be paid to the Participant at the same time that it is paid to other employees who did not make such deferral election.

6.             Section 5.2 of the Plan is hereby amended to read as follows, effective January 1, 2005:

5.2           Matching Contributions.

(a)           For each dollar of Supplemental Salary Deferral contributed under the Plan pursuant to Section 5.1(a) hereof, the Company shall credit to the Participant’s Matching Contribution Account a Matching Contribution determined as follows:  First, the Company shall calculate the amount of Matching 401(k) Contribution that would have been made under the Savings Plan if both the Salary Deferral made under the Savings Plan and the Supplemental Salary Deferral made to this Plan had been made to the Savings Plan (disregarding the limitations that may have prevented such amount from having been contributed to the Savings Plan). In making that calculation, the Company shall disregard the limitation on the amount of compensation that may be taken into account under a qualified plan, and shall apply the matching formula in the Savings Plan to the entire amount of deferrals under the combined plans. Next, the Company shall reduce the amount calculated as provided in the foregoing sentences by the Matching 401(k) Contribution actually made to the Savings Plan for the Year, and the remainder shall be the Matching Contribution to be made to this Plan.

(b)           If a Matching 401(k) Contribution to the Savings Plan on behalf of a Participant, and any earnings thereon, is forfeited pursuant to Sections 401(k)(8) or 401(m) of the Code and the Participant is otherwise participating in this Plan for the Plan Year in which the forfeiture occurs, an amount equal to such forfeiture shall be credited to the Participant’s Matching Contribution Account.  To the extent necessary to prevent duplication of Matching Contributions, the Matching Contribution otherwise to be credited pursuant to Section 5.2(a) of the Plan shall be reduced by the amount credited to the Participant’s Matching Contribution Account pursuant to this Section 5.2(b).

7.             Section 6.1(b) of the Plan is hereby amended to read as follows, effective January 1, 2006:

(b)           Amounts credited to a Participant’s Matching Contribution Account prior to September 1, 2002, shall be deemed invested in the same investments, and in the same proportions, as the investments selected by the Participant under Section 6.1(a) hereof.  Notwithstanding any other provisions herein to the contrary, Matching Contributions credited to a Participant’s Matching Contribution Account, which are based on such Participant’s Supplemental Salary Deferral amounts attributable to Compensation earned on or after September 1, 2002, shall be deemed invested in the Company Stock until such time as the Participant elects to change such deemed investment as provided in Section 6.2.

8.             Section 6.2 of the Plan is hereby amended to read as follows, effective January 1, 2006:

6.2           Changing Deemed Investments.  A Participant shall have the right to change the deemed investment of his allocation of future Supplemental Salary Deferrals and Bonus Deferrals and the deemed investment of his entire Account (including his Matching Contribution Account) among investments by notice to the Compensation Committee in such form as required by the Compensation Committee.  Such changes in deemed investments and allocation shall be made as of the Valuation Date next following the date upon which said change is made, or as soon thereafter as may be administratively practicable.  If a Participant elects to change the deemed investment on all or a portion of the balance of his Matching Contribution Account from Company Stock to some other deemed investment,  the Participant may not subsequently elect to have such amount deemed invested in Company Stock, but he can change the deemed investment direction to any other deemed investment option available under the Plan as he deems appropriate from time to time.

9.             Section 8.1(a) of the Plan is hereby amended to read as follows, effective January 1, 2005:

(a)           A Participant shall be entitled to a distribution from his Supplemental Salary Deferral Account and Matching Contribution Account on a Distribution Date.  The term “Distribution Date” shall mean the earlier of:  (i) the Termination Date or as soon thereafter as administratively possible (but in no case more than 60 days following the Termination Date), or (ii) the Selected Date or as soon thereafter as administratively possible (but in no case more than 60 days following the Selected Date).  Notwithstanding the foregoing provisions of this Section, if the distribution is being made as a result of the separation from service of a specified employee as defined in Treas. Reg. § 1.409A-1(i), the Distribution Date shall be the date which is six months after the date of such employee’s separation from service (or if earlier, as soon as possible after the death of such specified employee).

10.           Section 8.1(d) of the Plan is hereby amended to read as follows, effective January 1, 2006:

(d)           Distributions made under this Section 8.1 shall be in cash and in a single lump sum, except that a Participant may elect pursuant to Section 3.3(g) hereof in his Supplemental Salary Deferral Agreement to receive installment payments in the case of distributions on a Termination Date resulting from retirement from the Company; provided, however, that such Participant shall receive a distribution in the form of Company Stock that are deemed invested in such stock as of the Distribution Date.

11.           Section 8.2(c) of the Plan is hereby amended to read as follows, effective January 1, 2006:

(c)           Distributions made under this Section 8.2 shall be in cash and in a single lump sum paid within sixty (60) days after the Participant’s death; provided, however, that such Participant’s Death Beneficiary shall receive a distribution in the form of Company Stock with respect to post-August 31, 2002 Matching Contributions that are deemed invested in such stock as of the Distribution Date.

IN WITNESS WHEREOF, and as evidence of the adoption of this amendment by the Company, the undersigned officer being duly authorized has signed this amendment to be effective as of the dates specified herein.

UNIVERSAL COMPRESSION, INC.

By: